EXHIBIT 99.1





  April 30, 2002


  Dear Shareholders:

       We have just completed the necessary SEC review of our proxy materials and have set the date of May 30, 2002 for our shareholders' meeting. This year's meeting will include a vote to approve the issuance of 9,566,000 new shares to Castle Energy Corporation. The newly issued shares are part of the purchase price consideration being given to Castle to acquire all of its domestic oil and gas properties. If the Castle transaction is approved by a majority of the voting shareholders we intend to close with Castle the following day, May 31, 2002. We cannot over-emphasize the importance of each vote.

       During the past fiscal year we have made numerous positive strides in growth. Highlights include our previously announced acquisition of Piper Petroleum Company, the agreement to buy all of the domestic oil and gas properties of Castle and the commencement of litigation against the Federal Government seeking compensation related to our Offshore leases.

  Piper Acquisition
  -----------------

       The acquisition of Piper was closed February 19, 2002 and is reflected in our reports filed with the SEC. The properties acquired through Piper have very good long term value. The assets include interests in over 300 producing wells primarily located in the onshore gulf coast region, a 5% working interest in a significant coalbed methane project in Queensland, Australia and other lesser value real estate properties in Fort Worth, Texas.

  Castle Transaction
  ------------------

       On January 15, 2002 we entered into an agreement to purchase all of the domestic oil and gas properties of Castle for $20 million in cash and 9,566,000 shares of our common stock. The properties to be acquired from Castle consist of interests in approximately 525 producing wells in fourteen (14) states, plus associated undeveloped acreage. The acquisition will approximately triple our proved producing reserves, more than double our daily production, balance our production to about 50% oil and 50% natural gas and generally provide a strong base upon which we can build a much larger company and enhance shareholder value.


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       Under the terms of the agreement the cash portion of the purchase price will be reduced by the cash flow generated by the properties between October 1, 2001 and closing, which we estimate will accumulate to about $5 million leaving a cash payment of approximately $15 million to Castle. The terms of the transaction also permit us to repurchase up to 3,188,667 of the Delta shares issued to Castle for a price of $4.50 per share for a period of one year after closing. The transaction contemplated by our agreement with Castle is described in more detail in the proxy materials which accompany this letter.

  Offshore California Litigation
  ------------------------------

       Also in January of this year, Delta, together with most of the other companies owning interests in forty (40) undeveloped federal Outer Continental Shelf leases located several miles off the coast of California, filed a lawsuit against the U.S. Government. The companies claim that the U.S. Government has materially breached their leases. These leases are located in the Offshore Santa Maria Basin and in the Santa Barbara Channel off the coast of Santa Barbara, San Luis Obispo and Ventura counties, California.

       The suit seeks compensation for lease bonuses and rentals paid to the Federal Government and for exploration costs and related expenses. The total amount claimed by all the companies for bonuses and rentals exceeds $1.2 billion, with additional amounts for exploration costs and related expenses. Delta's claim (including the claim of its subsidiary, Amber Resources Company) for lease bonuses and rentals paid by Delta and its predecessors is in excess of $152 million. In addition, our claim for exploration costs and related expenses will also be substantial. We believe we have a valid and compelling claim. The lawsuit and related issues are described in more detail in the Form 10-Q/A and Form 10-KSB/A which accompany this letter.

       We cannot guarantee the timing of any eventual resolution of our claim in court nor can we guarantee if or when there might be an earlier settlement or other resolution of the issue. We can simply say that the companies involved (which include several major oil companies and large independents) believe we have secured the best and most experienced legal team to represent what the group maintains is a strong claim.

       We urge you to cast your vote and we thank you for your continuing interest in Delta.

                                     Very truly yours,



                                     Roger A. Parker
                                     President & CEO